Free Writing Prospectus to Preliminary Terms No. 2,327

Registration Statement Nos. 333-250103; 333-250103-01

Dated August 30, 2021; Filed pursuant to Rule 433

Morgan Stanley

3-Year Worst-of NDX, INDU and RTY Jump Securities with Auto-Callable Feature

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlyings:	NASDAQ-100 Index® (“NDX”), Dow Jones Industrial AverageSM (“INDU”) and Russell 2000® Index (“RTY”)
Early redemption:	Determination dates:	Call threshold level:	Call premium:
	1st: March 30, 2022	100% of the initial index value for each underlying	5.250% to 6.250%
	2nd: June 30, 2022		7.875% to 9.375%
	3rd: October 3, 2022		10.500% to 12.500%
	4th: December 30, 2022		13.125% to 15.625%
	5th: March 30, 2023		15.750% to 18.750%
	6th: June 30, 2023		18.375% to 21.875%
	7th: September 29, 2023		21.000% to 25.000%
	8th: December 29, 2023		23.625% to 28.125%
	9th: March 28, 2024		26.250% to 31.250%
	10th: June 28, 2024		28.875 to 34.375%
Downside threshold level:	70% of the initial index value for each underlying
Pricing date:	September 30, 2021
Final determination date:	September 30, 2024
Maturity date:	October 3, 2024
CUSIP:	61773FUS0
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/000183988221012060/ms2327_fwp-07436.htm

1All payments are subject to our credit risk

Hypothetical Examples

Early Redemption[1]
Date	Change in Worst Performing Underlying	Payment (per security)
1st Determination Date	-20%	--
2nd Determination Date	+20%	$1,078.75*
The securities are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,078.75 per security on the related early redemption date.

* Assumes a call return of 10.50% per annum

Hypothetical Payout at Maturity[1]

Assuming that one or more of the underlyings close below the respective call threshold level(s) on each of the quarterly determination dates (beginning after six months), and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity:

Change in Worst Performing Underlying	Payment (per security)
+30%	$1,315.00*
+20%	$1,315.00*
+10%	$1,315.00*
0%	$1,315.00*
-10%	$1,000.00
-20%	$1,000.00
-30%	$1,000.00
-31%	$690.00
-40%	$600.00
-50%	$500.00
-70%	$300.00
-90%	$100.00
*Assumes a call return of 10.50% per annum

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of any principal.

●The appreciation potential of the securities is limited by the fixed early redemption payment or payment at maturity specified for each determination date.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the securities is approximately $955.90 per security, or within $45.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Not equivalent to investing in the underlying indices.

●Reinvestment risk.

●The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 3-year term of the securities.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Indices

●You are exposed to the price risk of each underlying index.

●The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.